                          SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
              SECURITIES EXCHANGE ACT OF 1394 (AMENDMENT NO. ___)

Filed by the Registrant                      /X/
Filed by a Party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ /  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting material pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                            PRESIDENT CASINOS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         _________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
         _________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to the Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined:
         _________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:
         _________________________________________________________________
     (5) Total fee paid:
         _________________________________________________________________
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing:
     (1) Amount previously paid:
         _________________________________________________________________
     (2) Form, Schedule or Registration Statement No.:
         _________________________________________________________________
     (3) Filing Party:
         _________________________________________________________________
     (4) Date Filed:
         _________________________________________________________________

                             PRESIDENT CASINOS, INC.
                             802 North First Street
                            St. Louis, Missouri 63102
                            _________________________

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON AUGUST 19, 1998
                            _________________________

  The 1998 Annual Meeting of Stockholders of President Casinos, Inc. (the "Company") will be held on August 19, 1998 at 9:30 a.m., prevailing local time, at the Broadwater Beach Resort, 2110 Beach Boulevard, Biloxi, Mississippi for the following purposes:

    1. To elect two Class III directors to hold office until the 2001 Annual Meeting of Stockholders; and

    2. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

  The close of business on July 3, 1998 has been fixed as the record date for the meeting. Only stockholders of record at that date are entitled to notice of and to vote at the meeting and any adjournment(s) or postponement(s) thereof.

  All stockholders are cordially invited to attend the meeting. The proxies are solicited by the Board of Directors of the Company. The business to be transacted at the meeting is more fully described in the attached proxy statement, which is hereby made a part of this notice. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The return of the proxy will not affect your right to vote in person if you do attend the meeting. A copy of the Company's Annual Report is also enclosed.



                                       TIMOTHY MURRAY
                                       Secretary

July 24, 1998

       _________________________________________________________________
                             PRESIDENT CASINOS, INC.
                             802 North First Street
                            St. Louis, Missouri 63102
                            _________________________

                                 PROXY STATEMENT
                                      FOR
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 AUGUST 19, 1998
                            _________________________


  The enclosed proxy is solicited by the Board of Directors of President Casinos, Inc. (the "Company"), a Delaware corporation, for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on August 19, 1998 at 9:30 a.m., prevailing local time, at the Broadwater Beach Resort, 2110 Beach Boulevard, Biloxi, Mississippi and any adjournment(s) or postponement(s) thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to stockholders on or about July 24, 1998.

  As of the date of this proxy statement, the Board of Directors does not intend to bring any matter before the Annual Meeting other than the matters specifically referred to in the notice of the Annual Meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Annual Meeting intend to vote the shares represented by proxy cards granting such persons discretionary authority to vote on such matters in accordance with their judgment as to the best interest of the Company on such matters.

  If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in the manner indicated thereon at the Annual Meeting and any adjournment thereof. In the absence of instructions, the shares represented at the Annual Meeting by the enclosed proxy will be voted "FOR" the nominees of the Board of Directors in the election of directors and "FOR" the grant of discretionary authority on all other matters. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance alone at the Annual Meeting will not of itself revoke a proxy.

                              VOTING SECURITIES

  At the close of business on July 3, 1998, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were 5,032,926 issued and outstanding shares of the Company's Common Stock, par value $.06 per share (the "Common

Stock"). There are no other classes of voting securities of the Company outstanding.

  On all matters voted upon at the Annual Meeting and any adjournment(s) or postponement(s) thereof, each record holder of Common Stock as of the Record Date will be entitled to one vote per share. Stockholders do not have cumulative voting rights in the election of directors. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on each matter to be acted upon at the Annual Meeting shall constitute a quorum for the purposes of consideration and action on that matter. Each matter to be voted on shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon.

  Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum, and as voted for purposes of determining the base number of shares voting on a particular proposal. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present at the Annual Meeting for purposes of determining a quorum or as voted for purposes of determining the approval of the stockholders on a particular proposal.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of the Record Date: (i) by each person known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) by each of the Company's directors; (iii) by each of the executive officers of the Company listed in the Summary Compensation Table and (iv) by all of such directors and executive officers as a group.

  Name of Beneficial Owner          No. of Shares (1)       % of Class
  ------------------------         ------------------       ----------
    John E. Connelly                    1,644,113 (2)          32.7%
    John S. Aylsworth                     170,334 (3)           3.3%
    Terrence L. Wirginis                   74,625 (4)           1.5%
    Karl G. Andren                         38,350 (5)            *
    James A. Zweifel                       13,400 (6)            *
    Royal J. Walker, Jr.                   13,400 (7)            *
    All executive officers and
     directors as a group (6 persons)   1,954,222              37.0%

--------------------------------------------
* Less than 1%

(1) Except as otherwise noted in the footnotes to this table, to the Company's knowledge each of the persons named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Includes shares owned of record by entities controlled by Mr. Connelly. Also includes 37,500 shares beneficially owned by Mr. Connelly but subject to purchase options granted to certain individuals. Mr. Connelly's address is 2180 Noblestown Road, Pittsburgh, PA 15205.
(3) Includes 168,667 shares issuable pursuant to stock options which are currently exercisable or within 60 days after the Record Date.
(4) Includes 26,800 shares issuable pursuant to stock options which are currently exercisable or within 60 days after the Record Date.
(5) Consists of 12,500 shares owned by New York Cruise Lines, Inc. ("NYCL"), of which Mr. Andren is Chairman and a principal stockholder; 25,550 shares issuable pursuant to stock options which are currently exercisable or within 60 days after the Record Date; and 300 shares owned by Mr. Andren's minor children.
(6) Includes 11,733 shares issuable pursuant to stock options which are currently exercisable or within 60 days after the Record Date.
(7) Consists exclusively of shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days after the Record Date.

                            ELECTION OF DIRECTORS

  The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms are expiring.

  At the Annual Meeting, two individuals will be elected to serve as a Class III directors of the Company, each for a term of three years or until their respective successors are duly elected and qualified. The nominees receiving the vote of holders of a majority of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will be elected. Stockholders do not have the right to cumulate votes in the election of directors.

  The persons named as proxies on the accompanying proxy card intend to vote all duly executed proxies for the election of John E. Connelly and John S. Aylsworth as Class III directors, except as otherwise directed by the stockholder on the proxy card. Messrs. Connelly and Aylsworth are currently directors of the Company. If for any reason Messrs. Connelly or Aylsworth become unavailable for election, which is not now anticipated, the persons named in the accompanying proxy card will vote for such substitute nominees as is designated by the Board of Directors.

  The directors of the Company, together with certain information about them, are set forth below.

         Name           Age    Director Since    Positions with the Company
         ----           ---    --------------    --------------------------
   John E. Connelly      72         1992         Chairman of the Board,
                                                   and Chief Executive
                                                   Officer (Class III)
   John S. Aylsworth     48         1995         President and Chief Operating
                                                   Officer (Class III)
   Terrence L. Wirginis  46         1993         Vice Chairman of the Board
                                                    and Vice President-Marine
                                                    and Development (Class II)
   Karl G. Andren        51         1993         Director (Class I)
   Royal P. Walker, Jr.  38         1996         Director (Class I)

Nominees for Terms Expiring in 1998

    JOHN E. CONNELLY has served as Chairman and a director of the Company and its predecessors since their inception. Mr. Connelly has also served as Chief Executive Officer of the Company from its inception until March 1995 and since July 1995. Mr. Connelly served as President of the Company from July 1995 until July 1997. Entities controlled by Mr. Connelly have owned and operated the Gateway Clipper Fleet in Pittsburgh from its inception in 1958 through 1996, the Station Square Sheraton Hotel in Pittsburgh from 1981 to 1998 and the Broadwater Beach Resort from 1992 until such time as the purchase of the property by a limited liability company in which the Company and Mr. Connelly have interests. In 1984, Mr. Connelly founded World Yacht Enterprises, a fleet of dinner cruise, sightseeing and excursion boats in New York City. In 1985, he started Gateway Riverboat Cruises in St. Louis, a predecessor to the Company. Mr. Connelly is also the founder, owner and Chief Executive Officer of J. Edward Connelly Associates, Inc., a marketing firm based in Pittsburgh, Pennsylvania.

  JOHN S. AYLSWORTH has been President and Chief Operating Officer since July 1997, and a director of the Company since July 1995. Mr. Aylsworth served as Executive Vice President and Chief Operating Officer of the Company from March 1995 to July 1997. Prior to joining the Company, Mr. Aylsworth served as an executive officer for Davis Companies, located in Los Angeles, California. From January 1992 through October 1994, Mr. Aylsworth was Chief Executive Officer of The Sports Club Company, a company which operates premier health and fitness facilities in Los Angeles and Irvine, California. From February 1989 through December 1991, Mr. Aylsworth was Chief Financial Officer of SpectreVision Co., a Dallas, Texas based supplier of in-room entertainment and interactive information systems in the hotel industry.

                     DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 1999

  KARL G. ANDREN has been Chairman of Circle-Line Sightseeing Yachts, Inc., a subsidiary of NYCL, which operates the leading sightseeing cruise line in New York City, since 1981. In addition, NYCL owns World Yacht, Inc., a fleet of luxury dinner cruise, sightseeing and excursion boats in New York City. Mr. Andren is a principal stockholder in NYCL. Mr. Andren is a member of the Company's Audit and Compensation Committees.

  ROYAL P. WALKER, JR. became a member of the Company's Board of Directors on June 4, 1996. Mr. Walker is an attorney from Jackson, Mississippi and since June 1, 1992 has served on the staff of The Institute for Disability Studies for the State of Mississippi University System. From June 1991 through May 1992 he served as the first Executive Director of the Mississippi Gaming Commission. Mr. Walker is a member of the Company's Audit and Compensation Committees.

Term Expiring in 2000

    TERRENCE L. WIRGINIS has served as Vice Chairman of the Board since July 1997. Mr. Wirginis has served as Vice President, Marine and Development since August 1995 and as a director since the Company's inception. Mr. Wirginis provided consulting services to the Company with respect to the Company's marine operations and the development and improvement of the Company's facilities since its inception until August 1995. The Company has been advised that Mr. Wirginis devotes an insubstantial amount of his time to Gateway Clipper Fleet, a company in which he has an ownership interest. Mr. Wirginis is the grandson of Mr. Connelly.

Recommendation of Board of Directors

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF JOHN E. CONNELLY AND JOHN S. AYLSWORTH AS CLASS III DIRECTORS. The directors and officers of the Company intend to vote their shares in favor of the nominees.

Meetings and Committees of the Board of Directors

  During fiscal 1998, the Board of Directors held seven formal and telephonic meetings. During fiscal 1998, all Board of Directors members attended at least seventy-five percent of the aggregate number of meetings of the full Board of Directors and of each committee on which such director serves.

  The Audit Committee, which is currently comprised of Messrs. Andren and Walker, and whose tasks include reviewing the Company's audited financial statements and making recommendations to the full Board of Directors concerning the Company's audits and selection of independent public accountants, met one time during fiscal year 1998. In addition, the Company has established a Compensation Committee, also currently composed of Messrs.

Andren and Walker, whose responsibilities include determining salaries, bonuses and other compensation for the Company's executive officers and administering the Company's stock option plan. The Company's Compensation Committee met twice during fiscal year 1998.

Compensation of Directors

  During fiscal 1998, directors who were not employees of the Company received annual director's fees of $24,000. Directors who are employees of the Company do not receive director's fees. Directors of the Company are entitled to receive discretionary grants of stock options under the Company's stock option plan. In addition, under the Company's stock option plan, each non-employee director elected to the Board of Directors receives a grant of non-qualified stock options to purchase 5,000 shares of Common Stock at the fair market value of the Company's Common Stock on the date of grant. These stock options are exercisable immediately with respect to one-half of the shares and become exercisable with respect to the remainder of the shares in two equal annual installments.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for making all compensation decisions with respect to the executive officers of the Company. The Committee currently consists of Messrs. Andren and Walker, both of whom were elected to the Committee in June 1996.

Compensation Policies

  Underlying the Committee's decision with respect to executive officers' compensation is the premise that it is fundamentally important that the Company be able to attract, retain, motivate and benefit from the guidance and experience of suitably talented and qualified individuals. The Company's compensation policy is based upon the principal that the financial rewards to the executives should be aligned with the financial interests of the stockholders of the Company. In this manner, the Committee believes that the Company will meet its ultimate responsibility to its stockholders by striving to create a suitable long-term return on their investment through earnings from operations and prudent management of the Company's business and operations. As part of the compensation policy, the Committee believes that its executives should be encouraged to acquire equity interests in the Company, thereby providing additional incentives, corresponding to the interests of stockholders, to provide their maximum effort toward the success and profitability of the Company's businesses and the achievement of increased stockholder value. The Company's compensation packages for its executive officers consist of three major components: base salary, bonus and stock options.

  Each year, the Committee conducts a full review of the Company's executive compensation program, as well as a review of each executive's performance during the year. As part of such review, the Committee periodically reviews publicly available information regarding the compensation levels and policies in the context of other companies within the gaming industry, as well as with a broader group of companies of comparable size and complexity. In addition, the Committee uses its discretion to set executive compensation based upon external and internal factors and the particular executive's circumstances.

Base Salary

  The base salary level for each of the Company's executives is principally based upon the level and scope of the responsibilities of the office, the pay levels of similarly positioned executive officers among companies competing for the services of such executives and a consideration of the level of experience and performance profile for the particular executive officer. Annual adjustments to each executive officer's salary are also based on the foregoing factors. Additionally, the Committee considers the prevailing economic conditions, the relationship of any such adjustments to those provided to other employees within the Company, the performance of the executive's duties and responsibilities and other performance-related criteria that may be relevant with respect to such executive officer at the time.

  The base salaries for each of Messrs. Connelly, Aylsworth, Wirginis and Zweifel were determined pursuant to employment agreements with the Company.

Bonuses

  Bonuses are viewed as a reward for individual contributions to the Company's performance, based not only on the Company's short-term results but also on the contributions each executive officer has made to the potential for future growth of the Company's profits. In addition, consideration is given to the achievement of selected financial goals and progress in meeting other long-term objectives, as well as the executive officers' leadership role in these activities. In light of these considerations, for fiscal 1998, Messrs. Aylsworth, Zweifel and Wirginis received cash bonuses of $220,002, $59,400 and $59,400, respectively.

Stock Options

  Pursuant to the Company's stock option plan, stock options may be granted to the Company's executive officers. The Committee believes that long-term incentive compensation such as stock options are the most direct way of tying executive compensation to increases in stockholder value. The Committee believes that awards of stock options are an important complement to the cash elements of the Company's executive officers' compensation described above as they align the executive's interests with those of the Company's stockholders.

  Stock options granted with an exercise price are generally equal to the market price of the Company's Common Stock on the date of grant, and typically are subject to vesting requirements based upon the executive's continued employment with the Company. This approach is designed to create incentives for the executive to seek to achieve consistent improvement in the Company's performance and creation of stockholder value over the long-term, and additionally provides an incentive for the executive to remain in the service of the Company.

  The Committee from time to time has evaluated the level of long-term incentives provided to each of the executive officers of the Company. When considering whether to make grants of stock options, the Committee reviews each officer's relative contributions to corporate performance, the practices of other comparable companies and takes into consideration the effect such awards might have on Company performance and stockholder value. Executive officers who join the Company are typically granted options to purchase shares of the Company's Common Stock based upon a consideration of such executive's level of duties.

Mr. Connelly's Compensation

  Mr. Connelly has agreed to serve as Chairman of the Board of the Company until June 1, 2003. Prior to December 18, 1992, Mr. Connelly did not receive
any salary or bonus from the Company.   The Committee believes that Mr.
Connelly's cash compensation is significantly below the cash compensation paid to chief executive officers of the Company's competitors and peer companies.

  This report is submitted by the members of the Committee.

                                               Karl G. Andren
                                               Royal P. Walker, Jr.

                     COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to compensation paid by the Company during the three fiscal years ended February 28/29, 1998, 1997 and 1996, respectively, to each of the named executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                        Annual Compensation     Compensation
                                        --------------------    ------------
                                                                 Securities          All
                                Fiscal                           Underlying         Other
Name and Principal Position      Year     Salary      Bonus     Options/SARs     Compensation (1)
---------------------------     ------    ------      -----     ------------     ----------------
John E. Connelly (2)             1998    $200,000    $    --          --           $  3,200
Chairman of the Board and        1997     200,000         --          --              2,258
Chief Executive Officer          1996     200,000         --          --              2,660

John S. Aylsworth (3)            1998    $400,000    $220,002     346,667 (4)      $  5,186
President and Chief              1997     299,327      56,875      66,667 (5)        22,648 (6)
Operating Officer                1996     273,501      44,331      66,667            53,263 (6)

Terrence L. Wirginis (7)         1998    $180,000    $ 59,400      52,000          $  4,310
Vice Chairman of the             1997     150,000      17,063       5,000             2,216
Board and Vice President         1996     157,415         --          --              1,097
-Marine and Development

James A. Zweifel (8)             1998    $180,000    $ 59,400      26,000 (4)       $ 5,651
Executive Vice                   1997     150,000      17,063       5,000 (5)         2,408
President and                    1996      53,890         --        5,000               303
Chief Financial Officer

(1) Except as otherwise noted, represents contributions made to the Company's 401(k) plan for the account of the named executive.
(2) Mr. Connelly also served as Chief Executive Officer of the Company from its inception until March 1995 and from July 1995 through the present.
(3)  Mr. Aylsworth became an employee of the Company in March 1995.
(4) On August 22, 1997, the Company repriced certain outstanding stock options with exercise prices ranging from $5.625 to $37.00 per share by amending the terms of such options to provide for an exercise price of $2.625 per share. In connection with such repricing each of Messrs. Aylsworth, Wirginis and Zweifel had previously granted options for 66,667, 10,000 and 5,000 shares, respectively, repriced. See "Repricing of Stock Options."
(5) On June 19, 1996, the Company repriced certain outstanding stock options with exercise prices ranging from $36.00 to $54.00 per share by amending the terms of such options to provide for an exercise price of $11.625 per share. In connection with such repricing each of Messrs. Aylsworth, Wirginis and Zweifel had previously granted options for 66,667, 2,500 and 5,000 shares, respectively, repriced. See "Repricing of Stock Options."

(6) Includes $20,060 and $50,000 in 1997 and 1996, respectively, in relocation expense reimbursements.
(7) During fiscal 1996, Mr. Wirginis was engaged as a consultant to the Company. Mr. Wirginis's responsibilities included oversight and planning with respect to the renovation of the "Admiral" and construction of new vessels. Mr. Wirginis was paid approximately $73,000 as a consultant during fiscal 1996. On August 15, 1995, Mr. Wirginis became an employee of the Company.
(8)  Mr. Zweifel joined the Company in November 1995.

  The following table contains information concerning the grant of stock options during fiscal 1998 to the Company's executive officers named in the Summary Compensation Table.

                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       Individual Grants
                        ----------------------------------------------
                                                                            Potential Realizable
                                                                          Value at Assumed Annual
                      Number of    Percent of Total                         Rates of Stock Price
                      Securities     Options/SARs     Exercise                Appreciation for
                      Underlying      Granted to      or Base                  Option Term (3)
                     Options/SARs    Employees in      Price    Expiration
Name                   Granted (1)    Fiscal Year (2)  ($/Sh)      Date       5%($)      10%($)
----                -------------  ----------------  --------   ----------  --------    --------
John E. Connelly          --              --             --          --          --          --
John S Aylsworth      346,667 (4)       55.7%         2.625      Aug. 2007  $ 572,295 $1,450,307
Terrence L. Wirginis   52,000 (5)        8.3%         2.625      Aug. 2007     85,844    217,546
James A. Zweifel       26,000 (6)        5.0%         2.625      Aug. 2007     42,922    108,773


(1) On August 22, 1997, the Company repriced certain outstanding stock options. Pursuant to such repricing, the exercise price of options previously granted to each of Messrs. Aylsworth, Wirginis and Zweifel for 66,667, 10,000 and 5,000 shares, respectively, were repriced at $2.625. See "Repricing of Stock Options."
(2) Includes options of all employees that were granted or repriced during fiscal 1998. See "Repricing of Stock Options."
(3) In accordance with the rules of the Securities and Exchange Commission, "Potential Realizable Value" has been calculated assuming an aggregate ten year appreciation of the fair market value of the Company's Common Stock on the date of the grant, at annual compounded rates of 5% and 10%, respectively. The market value of the Company's Common Stock on February 28, 1998 was $3.625 per share.
(4) Options to purchase 102,667 shares of Common Stock were vested as of February 28, 1998. Options to purchase 66,000 shares of the Company's Common Stock vested on March 13, 1998. Options to purchase 178,000 shares of the Company's Common Stock will vest on November 11, 1998.
(5)  Options to purchase 17,150 shares of Common Stock were vested as of

     February 28, 1998. Options to purchase 1,250, 8,400 and 25,200 shares of the Company's Common Stock will vest on each of June 19, 1998, August 22, 1998 and November 11, 1998, respectively.
(6) Options to purchase 7,533 shares of Common Stock were vested as of February 28, 1998. Options to purchase 4,200, 1,667 and 12,600 shares will vest on each of August 22, 1998, November 1, 1998 and November 11, 1998, respectively.

  The following table sets forth information regarding the number and value of options held by each of the Company's executive officers named in the Summary Compensation Table during fiscal 1998. None of the named executive officers exercised any stock options during fiscal 1998.

                         FISCAL YEAR END OPTION/SAR VALUES

                                  Number of Securities
                                 Underlying Unexercised               Value of Unexercised
                                     Options/SARs                   in-the-Money Options/SARs
                                 at Fiscal Year End (#)             at Fiscal Year End ($) (1)
                               -------------------------            --------------------------
Name                       Exercisable       Unexercisable       Exercisable       Unexercisable
----                      --------------     --------------     --------------     --------------
John E. Connelly                   --                --            $    --            $    --
John S. Aylsworth              102,667           244,000             102,667            244,000
Terrence L. Wirginis            17,500            34,850              17,500             34,850
James A. Zweifel                 7,533            18,467               7,533             18,467

(1) Based on the market price of the Company's Common Stock on February 28, 1998, as reported on the Nasdaq National Market, of $3.625 per share, minus the exercise price.

Report on Repricing of Stock Options

  On November 10, 1997, the Compensation Committee of the Board of Directors (the "Committee") approved a change in the vesting of certain stock options of the directors and executive officers. The vesting schedule of certain grants to Messrs. Aylsworth (as to 280,000 options), Andren (as to 42,000 options), Walker (as to 21,000 options), Wirginis (as to 42,000 options) and Zweifel (as to 21,000 options) were accelerated from 20% on date of grant and each anniversary thereafter to 20% on date of grant and on the first anniversary, and 60% on November 11, 1998. Mr. Aylsworth also had vesting of a grant of 10,000 options accelerated by approximately eight months to November 11, 1998. In addition, the trading price at which certain options granted to Mr. Aylsworth with respect to 16,667 shares of Common Stock would vest was amended from $24.00 to $5.50 per share.

  On June 19, 1996, the Compensation Committee of the Board of Directors approved amendments to the outstanding stock option agreements of each of the executive officers and certain other employees of the Company. Pursuant to such amendments, options to purchase an aggregate of 127,750 shares of Common Stock at exercise prices ranging from $36.00 to $54.00 per share were repriced (the "First Repricing") at an exercise price of $11.625 per share, the market value of the Common Stock on the date of the First Repricing. In addition, the trading price at which certain options granted to Mr. Aylsworth with respect to 16,667 shares of Common Stock will vest was amended from $84.00 to $24.00 per share. Except for such amendments, the vesting periods and other terms of the stock options affected by the First Repricing were not changed.

  On August 22, 1997, the Committee approved amendments to the outstanding stock option agreements of each of the executive officers and certain other employees of the Company. Pursuant to such amendments, options to purchase an aggregate of 152,724 shares of Common Stock at exercise prices ranging from $5.625 to $37.00 per share were repriced (the "Second Repricing") at an exercise price of $2.625 per share, the market value of the Common Stock on the date of the Second Repricing. Except for such amendments, the vesting periods and other terms of the stock options affected by the First Repricing were not changed.

  The Committee believes that the modifications set forth above were necessary and appropriate in light of competitive conditions in the gaming industry and in order to provide a meaningful long-term incentive compensation opportunity in light of recent trading prices of the Common Stock to management team members whose efforts are essential to the Company's success.

  The following table contains certain information concerning the amendments to stock options of the executive officers of the Company pursuant to the repricings:

                      TEN-YEAR OPTION/SAR REPRICINGS TABLE
                                                                                   Length of
                            Number of                                              Original
                            Securities    Market Price    Exercise                 Option Term
                            Underlying    of Stock at     Price at                 Remaining at
                            Options/SARs  Time of         Time of       New        Date of
                            Repriced or   Repricing or    Repricing or  Exercise   Repricing or
     Name            Date   Amended(#)    Amendment($)    Amendment($)  Price($)   Amendment
    ------          ------  -----------  ---------------- ------------  ---------  -----------
John E. Connelly       --         --           --             --          --         --
  Chairman of the
  Board and Chief
  Executive Officer

John S. Aylsworth    6/19/96    66,667 (3)   $11.625 (1)    $ 36.00     $11.625   8 yrs., 8 mos.
  President and      8/22/97    66,667 (4)     2.625 (2)      11.625      2.625   7 yrs., 6 mos.
  Chief Operating
  Officer

Terrence L. Wirginis 8/22/97     5,000         2.625 (2)      11.625      2.625   5 yrs., 4 mos.
  Vice Chairman of   8/22/97     5,000         2.625 (2)      11.625      2.625   8 yrs., 10 mos.
  the Board and Vice
  President-Marine
  and Development

James A. Zweifel     6/19/96     5,000        11.625 (1)      36.00      11.625   9 yrs., 4 mos.
  Executive Vice     8/22/97     5,000         2.625 (2)      11.625      2.625   8 yrs., 10 mos.
  President and
  Chief Financial
  Officer

(1) Based on the closing price of a share of Common Stock on June 19, 1996, the date of amendment of the replacement stock options.
(2) Based on the closing price of a share of Common Stock on August 22, 1997, the date of amendment of the replacement stock options.
(3) Total includes options with respect to 16,667 shares which were subject to vesting upon achievement of certain trading prices for the Common Stock. In connection with the First Repricing described above, the trading price at which such options vested was amended from $84.00 to $24.00 per share.
(4) Total includes options with respect to 16,667 shares which were subject to vesting upon achievement of certain trading prices for the Common Stock. In connection with the Second Repricing described above, the trading price at which such options vested was amended from $24.00 to $5.50 per share.
                                         THE COMPENSATION COMMITTEE
                                         OF THE BOARD OF DIRECTORS

                                         Karl G. Andren
                                         Royal P. Walker, Jr.

Employment Arrangements

  In June 1998, the Company entered into separate Amended and Restated Employment Agreements with each of Messrs. Connelly, Aylsworth, Wirginis and Zweifel. The agreements with each of Messrs. Connelly, Aylsworth and Wirginis provide for a term of employment through June 1, 2003, and the agreement with Mr. Zweifel provides for a term of employment through June 1, 2001. The agreements are automatically renewable thereafter for successive two-year terms unless terminated by either party.

  The agreements provide for minimum annual base salaries of $200,000 for Mr. Connelly, $400,000 for Mr. Aylsworth, $180,000 for Mr. Wirginis and $180,000 for Mr. Zweifel. Such minimum annual base salaries are subject to increases at the discretion of the Board of Directors. Each such executive officer may also receive incentive bonuses provided through any incentive compensation plan of the Company.

  Each employment agreement provides that if the Company terminates the employment of the executive without Cause or if the executive terminates his employment for Good Reason prior to a Change in Control of the Company, the Company will be required to pay such executive officer severance benefits including the continuation of the executive's then-current annual salary for a minimum of one year and a maximum of two years (except for Mr. Zweifel's agreement, which provides for salary continuation for a one-year period), and the continuation of certain welfare benefits to which he otherwise would have been entitled. "Cause" is generally defined as (i) any breach or failure to perform duties or follow instructions of the Board of Directors, (ii) commission of fraud, misappropriation, embezzlement or other acts of dishonesty, alcoholism, drug addiction or dependency or conviction of a felony or gross misdemeanor if the Board of Directors determines such conduct is materially adverse to Company, (ii) breach of the employment agreement by the executive, (iv) the refusal by any gaming commission with jurisdiction over the Company's facilities to grant a license to the executive or any suspension or revocation of a license previously granted to the executive. "Good Reason" is generally defined as (i) a significant and adverse change in the nature or scope of the executive's position, authority, duties or responsibility, (ii) a failure to continue the executive officer's then-current participation in benefits or compensation; (iii) within a period of one year following a Change in Control (as defined), resignation by the executive in his sole and absolute discretion, or (v) any material breach of the agreement by the Company.

  Each employment agreement additionally provides that each such executive officer will be paid severance benefits in the event that his employment with the Company is terminated by the Company without Cause or by the executive for Good Reason within two years of a Change in Control of the Company. The Change in Control provisions would require, in addition to any other benefits to which the executive is entitled, a lump-sum cash payment in an amount equal to 2.99 times the executive officer's average annual base compensation, as determined pursuant to the employment agreement. If payment of the foregoing amounts and any other benefits received or receivable upon termination after a Change in Control would subject such executive officer to the payment of a federal excise tax, the total amount payable by the Company to such executive officer would be increased by an amount sufficient to provide such executive officer (after satisfaction of all excise taxes and federal income taxes attributable to such increased payment) with a net amount equal to the federal excise tax owed by the executive officer.

  Change in Control is generally defined as (i) the acquisition by any person of beneficial ownership of 20% or more of the combined voting power of the Company's then outstanding securities; (ii) a change in the composition of the Company's Board of Directors such that during any two consecutive years the incumbent directors and their nominees do not constitute a majority of the Board; (iii) a merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the holders of the Common Stock prior to such event do not have the same proportionate ownership of the common stock of the surviving corporation, (iv) a merger or consolidation of the Company in which the Company is the continuing or surviving corporation in which the holders of the Company's Common Stock immediately prior to such event do not own 50% or more of the outstanding stock of the surviving corporation; or (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the sale of substantially all of the assets of the Company. A transfer by Mr. Connelly and certain related persons and entities which would otherwise be sufficient to constitute a Change of Control would not constitute a Change of Control for the purpose of triggering a payment to Mr. Connelly, but would constitute a change in control for each of the other executives.

                          STOCK PERFORMANCE GRAPH

  The following table compares the cumulative total stockholder return on the Company's Common Stock during the period from December 11, 1992 through February 28, 1998, with the cumulative return on Dow Jones Casinos Index (the "DJ Casinos Index") and the Standard & Poor's 500 Stock Index ("S&P 500") assuming $100 was invested in the Company's Common Stock on December 11, 1992 and in each of the foregoing indices and assumes reinvestment of any dividends (no dividends have been paid on the Company's Common Stock during the periods presented). The comparisons are required by the Securities Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                           02/93    02/94    02/95    02/96    02/97    02/98
                          -------  -------  -------  -------  -------  -------
President Casinos, Inc.   100.00   122.56    47.56    14.41     4.57     4.42
S&P 500                   100.00   108.34   116.31   156.68   197.68   266.87
DJ Casinos Index          100.00   169.29   141.79   196.94   177.18   166.09

                            CERTAIN TRANSACTIONS

  The Company previously had an operating lease with BH Acquisition Corporation ("BH"), a wholly-owned entity of Mr. Connelly for its Biloxi mooring site, parking facilities, offices and a warehouse. Rent under the operating lease agreement was approximately $3,303,000 annually, on a triple net basis. On July 24, 1997, President Broadwater, LLC ("PBLLC"), a limited liability company in which the Company and a wholly-owned entity of Mr. Connelly have ownership interests, acquired the real estate and improvements from BH for $40,500,000. The property comprises approximately 260 acres and includes a marina, two hotels and an adjacent 18-hole golf course (collectively, the "Broadwater Property").

  Prior to the acquisition discussed above, the Company arranged for groups to stay at the Broadwater Resort complex in anticipation that members of these groups would utilize the Company's gaming facilities. Room costs, which were at fair market value, were paid either by the group members, tour operators, the Company or a combination thereof. During fiscal 1998, the Company paid approximately $857,000 to a company controlled by Mr. Connelly to pay for such room and related costs.

  During fiscal 1995, the Company, Mr. Connelly and certain other parties were defendants in litigation involving the Broadwater Resort complex, known as the "Pratt litigation." On February 17, 1995, the Company, as well as the other parties to such litigation, entered into a settlement agreement pursuant to which all claims in such litigation were dismissed with prejudice. In connection with the settlement, on February 17, 1995, the Company entered into a loan agreement with BH for the principal amount of $1,000,000 (the "Existing Note") to fund the first of four payments for the Pratt litigation settlement. On February 15, 1996, the Existing Note was amended and restated (the "Amended and Restated Note") to extend the maturity date one calendar year and the Company entered into a second loan agreement (the "New Note") with BH for principal amount of $1,000,000 to fund the third installment of the settlement. The Amended and Restated Note and the New Note bore interest at the rate of 13.0% per annum payable monthly. Interest earned on such related party borrowings was $103,000, $260,000 and $135,000 for the years ended February 28/29, 1998, 1997 and 1996, respectively. In conjunction with the acquisition of the Broadwater Property, all principal and outstanding interest on the notes was paid.

  During fiscal 1998, the Company used a plane owned by an affiliate of Mr. Connelly and reimbursed said affiliate $34,000. The amount charged by the affiliate is based on the fair market rate charged by unrelated third parties.

  Mr. Connelly and his affiliates guaranteed debt capital leases of the Company in fiscal 1998. The highest aggregate sum guaranteed in fiscal year 1998 was $4,200,000. The guaranteed amount as of February 28, 1998 was $3,800,000.
                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and changes in ownership of the Company's Common Stock. To the knowledge of management, based solely on its review of copies of such reports furnished to the Company, all Section 16(a) filing requirements were met, except that a Form 4 Statement of Changes in Beneficial Ownership required to be filed by Mr. Connelly on or before July 10, 1997 with respect to one acquisition of securities was filed in June 1998.

                             GENERAL INFORMATION

ANNUAL REPORT ON FORM 10-K

  A copy of the Company's Annual Report on Form 10-K for fiscal 1998 has been furnished to stockholders with the mailing of this Proxy Statement.

  UPON WRITTEN REQUEST OF ANY PERSON WHO ON JULY 3, 1998 WAS A RECORD OWNER OF THE COMPANY'S COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE A BENEFICIAL OWNER OF SUCH COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL SEND TO SUCH PERSON, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR THIS REPORT SHOULD BE DIRECTED TO:

     BECKI RITTER, INVESTOR RELATIONS
     PRESIDENT CASINOS, INC.
     802 NORTH FIRST STREET
     ST. LOUIS, MISSOURI 63102

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Deloitte & Touche LLP served as the Company's independent public accountants for 1998 and has been selected by the Board of Directors to continue in such capacity during fiscal year 1999. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and such representatives will have the opportunity to make statements if they so desire.

                            STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at the address appearing on the first page of this proxy statement by March 26, 1999, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                          SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Annual Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to mailing proxy materials, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company.

                          PRESIDENT CASINOS, INC.
           FOR THE HOLDERS OF PRESIDENT CASINOS, INC. COMMON STOCK
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
            1998 ANNUAL MEETING OF STOCKHOLDERS - AUGUST 19, 1998

  The undersigned stockholder of PRESIDENT CASINOS, INC. (the "Company"), revoking all previous proxies, hereby appoints JOHN E. CONNELLY and JOHN S. AYLSWORTH and each of them acting individually, with full power of substitution, as proxies of the undersigned, and authorizes either or both of them to vote all shares of the Company's Common Stock held of record by the undersigned as of the close of business on July 3, 1998 at the 1998 Annual Meeting of Stockholders of the Company to be held August 19, 1998, at 9:30 a.m. prevailing local time, at the Broadwater Beach Resort, 2110 Beach Boulevard, Biloxi Mississippi and any adjournment(s) or postponements(s) thereof (the "Annual Meeting"), according to the votes the undersigned would be entitled to cast if then personally present.

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR LISTED AND "FOR" THE GRANT OF DISCRETIONARY AUTHORITY.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 (Continued and to be signed on reverse side)

                          ** FOLD AND DETACH HERE **

1.  Election of Two Class III Directors-John E. Connelly and John S.
    Aylsworth.

/ / FOR the nominees for director named above.

/ / WITHHOLD AUTHORITY to vote for nominee.

(Instruction: To withhold authority for an individual nominee, write the name of such nominee on the space provided below.)

____________________________________________

2. The authority of the proxies, in their discretion, to vote on such other business as may properly come before the Annual Meeting, or any adjournments(s) or postponement(s) thereof.

            / / FOR            / / AGAINST            / / ABSTAIN

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE ANNUAL MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said proxies may do by virtue thereof and hereby confirms that this proxy shall be valid and may be voted regardless of whether the stockholder's name is signed as set forth below or a seal affixed or the description, authority or capacity of the person signing is given or any other defect of signature exists.


DATED:__________________________________, 1998

________________________________________
(Stockholder's Signature)

________________________________________
(Stockholder's Signature)

NOTE: PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT TO THE COMPANY. Please sign this proxy exactly as the name appears in the address above. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, please give full title and attach evidence of authority. If signer is a corporation, please sign the full corporate name and an authorized officer should sign his/her name and title and affix the corporate seal.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES.
                          ** FOLD AND DETACH HERE **

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.